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                                  FORM OF

                             SERVICE AGREEMENT

THIS AGREEMENT Is made and entered into by and between FFP Advisory Services, Inc., a Missouri corporation, and First Variable Life Insurance Company, a ----------- corporation, effective as of the --- day of ----------, 1999.

WHEREAS, FFP Advisory Services Inc. has entered into an investment ADVISORY agreement with FFP New Horizons Fund, Inc., appointing FFP Advisory as the investment adviser of FFP New Horizons Fund, Inc.; and

WHEREAS, FFP Advisory Services, Inc. is obligated to provide certain administrative services to shareholders of the FFP New Horizons Fund, Inc. under the terms of the Advisory agreement; and

WHEREAS, First Variable Life Insurance Company has entered into a
Participation Agreement with FFP New Horizons Fund, Inc. and FFP Advisory Services, Inc. to offer shares of the FFP New Horizons Fund, Inc. as investments under a variable annuity contract and a variable life insurance policy to be offered by First Variable Life Insurance Company; and

WHEREAS, First Variable Life Insurance Company is willing to provide certain administrative services in connection with the FFP New Horizons Fund, Inc.;

NOW THEREFORE, in consideration of the mutual agreements and promises contained in this Agreement and other valuable consideration, FFP Advisory Services, Inc. and First Variable Life Insurance Company, mutually, agree as follows:

I.    SERVICES

      First Variable Life Insurance Company (First Variable) agrees to provide the following services for FFP Advisory Services, Inc. (FFP Advisory) with respect to FFP New Horizons Fund, Inc. (Fund) and its portfolios (Portfolios):

      1. responding to inquiries from persons (Contract Holders) who have premiums invested in the Fund through a variable annuity contract or variable life insurance policy issued by First Variable, including, but not limited to, the amount of their respective interests in each of the Portfolios, the performance of the Portfolios through their variable annuity contract or variable life insurance policy; any annual or periodic reports concerning the Fund, proxy statements sent to Contract Holders for the Fund and any other information Contract Holders may receive concerning the Fund;

      2. providing any other ongoing customer service to Contract Holders concerning their interests in the Fund;
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      3. mailing quarterly reports, annual reports, proxy statements, or other notices prepared by the Fund or FFP Advisory concerning the Fund to Contract Holders;

      4. mailing prospectuses and other information concerning the Fund, which may be necessary or appropriate for Contract Holders to have;

      5. providing such other similar services as FFP Advisory may reasonably request in connection with providing information or services to Contract Holders.

II.   COMPENSATION AND REIMBURSEMENT.

A.    AMOUNT OF FEE

      As full consideration and reimbursement for the cost of providing the above services, FFP Advisory agrees to pay to First Variable a fee equal to an annual rate of .25% of the average daily net assets of each Portfolio held in the name of First Variable on behalf of Contract Holders. The parties agree that the fee payable under this Article II is for administrative services only and does not constitute payment in any manner for investment Advisory services or for distribution costs.

B.    CALCULATION OF FEE

      The fee payable under this Agreement shall be calculated and shall accrue quarterly based on the average assets held in the Portfolios during the preceding calendar quarter. The average aggregate amount held by First Variable during quarter shall be computed by totaling First Variable's aggregate investment (share net asset value multiplied by total number of shares held by First Variable) on each business day during the quarter and dividing by the total number of business days during each quarter.

C.    PRORATION OF FEE

      If this Agreement becomes effective subsequent to the first day of a calendar quarter or terminates before the last day of a calendar quarter, compensation shall only accrue and be paid for that part of the quarter during which this Agreement is in effect.

D.    PAYMENT OF FEE

      The fee shall be paid within 30 days following the end of each calendar quarter. The reimbursement payment will be accompanied by a statement showing the calculation of the monthly amounts payable by FFP Advisory and such other supporting data as may be reasonably requested by First Variable.

III.  REPRESENTATIONS AND WARRANTIES

A.    REPRESENTATIONS AND WARRANTIES OF FFP ADVISORY

      FFP Advisory hereby represents and warrants to First Variable as follows:

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      1. DUE INCORPORATION AND ORGANIZATION. FFP Advisory is duly organized and is in good standing under the laws of the State of Missouri and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

      2. FUND INCORPORATION. The Fund has been duly incorporated under the laws of the state of Maryland and is authorized to enter into this Agreement and carry out its obligations hereunder.

      3. FUND REGISTRATION. The Fund is or will be registered as an investment company with the Securities and Exchange Commission under the Investment Company Act of 1940 (1940 Act) and shares of each Portfolio are or will be registered or qualified for offer and sale to the public under the Securities Act of 1933, as amended (1933
         Act) and under the securities laws of all states where such registration is required. Such registrations or qualifications will be kept in effect during the term of this Agreement.

B.    REPRESENTATIONS AND WARRANTIES OF FIRST VARIABLE

      First Variable hereby represents and warrants to FFP Advisory as follows:

         DUE INCORPORATION AND ORGANIZATION. First Variable is duly organized and is in good standing under the laws of the State of -----, is qualified to do business in all states in which its activities require it to be so registered and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

IV.   INDEMNIFICATION

A.    INDEMNIFICATION BY FIRST VARIABLE

      First Variable agrees to indemnify and hold harmless FFP Advisory and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of First Variable under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of FFP Advisory's own willful misfeasance, bad faith or gross negligence in the performance of its duties.

B.    INDEMNIFICATION BY FFP ADVISORY

      FFP Advisory agrees to indemnify and hold harmless First Variable and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of FFP Advisory under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of First Variable's own willful misfeasance, bad faith or gross negligence in the performance of its duties.

V.    TERMINATION

Either party may terminate this Agreement, without penalty, (i) on sixty (60) days written notice to the other party, for any cause or without cause, or
(ii) on reasonable notice to the other party,

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if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Fund. This Agreement will terminate immediately upon the termination of the Participation Agreement among FFP Advisory Services, Inc., First Variable and the Fund.

VI.   CONFIDENTIALITY

The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.

VII.  CONSTRUCTION AND AMENDMENT

This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

VIII. AMENDMENT

This Agreement may be amended by a writing approved by both parties to this Agreement.

IX.   NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered, mailed postage paid, or sent by other delivery service, or by facsimile transmission or e-mail to each party at such address as each party may designate for the receipt of notice. Until further notice, such addresses shall be:

FFP ADVISORY:

FFP Advisory Services, Inc.
15455 Conway Road
Chesterfield, MO 63017
Telephone: 314-537-1040
Fax: 314-537-9591

FIRST VARIABLE:

First Variable Life Insurance Company
21222 York Road, Suite 300
Oak Brook, Illinois 60523
Attn:
(630) 684-9270
Fax:

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X.    INTERPRETATION

This Agreement shall be governed by the laws of the State of Missouri. Any term or provision of this Agreement which is the same as or derived from a term or provision included in the 1940 Act shall be interpreted by referring to the 1940 Act and to interpretations of such Act by the United States Courts or by rules, regulations or orders of the Securities and Exchange Commission. In addition, any provision of this Agreement that is included based on or as a result of a requirement of the 1940 Act, shall be deemed amended or deleted to the extent that the requirement on which the provision is based is amended or rescinded in the future by rule, regulation or order of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date written in the first paragraph of this Agreement.

FFP ADVISORY SERVICES, INC.:

By:   ---------------------------------------
      Roy M. Henry, President

ATTEST:--------------------------------------
       Robert H. Rodermund, Jr., Secretary          SEAL

FIRST VARIABLE LIFE INSURANCE COMPANY:

By:   ---------------------------------------
      John Soukup, President

ATTEST:--------------------------------------
       Secretary                                   SEAL

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